Deloitte LLP
700, 850 – 2nd Street SW
Calgary, AB T2P oR8
Canada

Tel: 403-267-1700
Fax: 587-774 -5398
www.deloitte.ca

Dejour Energy Inc.
598-999 Canada Place
Vancouver, BC V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour Energy Inc.’s petroleum and natural gas reserves as of December 31, 2013, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013, (ii) Dejour Energy Inc.’s Registration Statement on Form F-3 (File No. 333-183587), and (iii) Dejour Energy Inc.’s Registration Statements on Form S-8 (File No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours truly,

Robin G. Bertram, P. Eng.
Partner
Deloitte LLP

Dated: April 24, 2014
Calgary, Alberta
CANADA